Exhibit 99.1

Atlantic Street Acquisition Corp Announces Pricing of $250 Million Initial Public Offering

STAMFORD, Conn., Oct. 1, 2020 /PRNewswire/ -- Atlantic Street Acquisition Corp, which has been renamed Atlantic Avenue Acquisition Corp (the "Company"), today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit.  The units are expected to be listed on the New York Stock Exchange (the "NYSE") and trade under the ticker symbol "ASAQ.U" beginning October 2, 2020.  Each unit consists of one share of the Company's Class A common stock and one-half of one redeemable warrant.  Each whole warrant entitles the holder to purchase one share of the Company's Class A common stock at a price of $11.50 per share.  After the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols "ASAQ" and "ASAQ WS," respectively. The offering is expected to close on October 6, 2020.

The Company is a newly incorporated blank check company, sponsored by an entity affiliated with MC Credit Partners LP, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses.

Cowen and Company, LLC is serving as the lead active book-running manager and as representative of the underwriters. Robert W. Baird & Co. Incorporated is serving as passive book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus.  When available, copies of the prospectus may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone at 833-297-2806 or by email at PostSaleManualRequests@broadridge.com.

A registration statement relating to the securities became effective on October 1, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements.  All of these statements are based on management's expectations as well as estimates and assumptions that, although they believe to be reasonable, are inherently uncertain.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact
Barry Best, CFO
info@asaqspac.com
(203) 989-9711